Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS FIRST QUARTER 2019 RESULTS

Summary of First Quarter 2019 Financial Results (in millions):

	Three Months Ended March 31,
	2019	2018	% Change

Operating Revenues	$2,599	$2,009	29.4%
Income (loss) from operations	$358	$(328)	NM
Cash provided by (used in) operating activities	$241	$(115)	NM
Net Income (Loss)[1]	$175	$(598)	NM
Commodity Margin[2]	$779	$612	27.3%
Adjusted Unlevered Free Cash Flow[2]	$419	$238	76.1%
Adjusted Free Cash Flow[2]	$264	$75	252.0%
________

[1]	Reported as Net Income (Loss) attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.

(HOUSTON, Texas) May 10, 2019 - Calpine Corporation today reported Net Income of $175 million for the first quarter of 2019 compared to Net Loss of $598 million in the prior year period. The key drivers of the increase in Net Income were a period-over-period improvement in non-cash, unrealized mark-to-market gain/loss and a favorable variance in commodity revenue, net of commodity expense, which largely resulted from higher market spark spreads in our West segment, higher contributions from hedging activities across all regions, and higher regulatory capacity revenues in our East segment. Cash provided by operating activities for the first quarter of 2019 was $241 million compared to cash used of $115 million in the prior year period. The period-over-period increase in cash provided by operating activities was primarily due to an increase in commodity revenue, net of commodity expense, as previously discussed, as well as a decrease in working capital employed resulting from a period-over-period net decrease in margin posting requirements during the first quarter of 2019.

Calpine Reports First Quarter 2019 Results
May 10, 2019

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended March 31,
	2019	2018	Variance
West	$264	$185	$79
Texas	162	166	(4)
East	265	184	81
Retail	88	77	11
Total	$779	$612	$167

West Region

First Quarter: Commodity Margin in our West segment increased by $79 million in the first quarter of 2019 compared to the prior year period. Primary drivers were:

+	higher market spark spreads and

+	higher resource adequacy revenue, partially offset by

–	lower contribution from hedges.

Texas Region

First Quarter:  Commodity Margin in our Texas segment decreased by $4 million in the first quarter of 2019 compared to the prior year period. Primary drivers were:

–	higher revenue in the first quarter of 2018 associated with the sale of environmental credits with no similar activity in the current year period, partially offset by

+	higher contribution from hedges.

East Region

First Quarter:  Commodity Margin in our East segment increased by $81 million in the first quarter of 2019 compared to the prior year period. Primary drivers were:

+	higher regulatory capacity revenue in ISO-NE and PJM and

+	higher contribution from hedges, partially offset by

–	lower generation, driven primarily by milder weather in January 2019 compared to January 2018, and

–	a gain associated with the cancellation of a PPA recorded during the first quarter of 2018 with no similar activity in the current year period.

Retail

First Quarter:  Commodity Margin in our Retail segment increased by $11 million in the first quarter of 2019 compared to the prior year period. The primary driver was:

+	increased contribution from power and gas supply hedging activity during the first quarter of 2019 compared to the prior year period.

Calpine Reports First Quarter 2019 Results
May 10, 2019

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	March 31, 2019	December 31, 2018
Cash and cash equivalents, corporate(1)	$129	$141
Cash and cash equivalents, non-corporate	55	64
Total cash and cash equivalents	184	205
Restricted cash	334	201
Corporate Revolving Facility availability(2)	1,152	966
CDHI letter of credit facility availability(3)	75	49
Other facilities availability(4)	4	7
Total current liquidity availability(5)	$1,749	$1,428
____________

(1)	Our ability to use corporate cash and cash equivalents is unrestricted.

(2)
Our ability to use availability under our Corporate Revolving Facility is unrestricted. On April 5, 2019, we amended our Corporate Revolving Facility to increase the capacity by approximately $330 million from $1.69 billion to approximately $2.02 billion.

(3)
Our $300 million CDHI letter of credit facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements as well as fund the construction of our Washington Parish Energy Center. Pursuant to the terms and conditions of the CDHI credit agreement, the capacity under the CDHI letter of credit facility will be reduced to $125 million on June 30, 2019. The decrease in capacity will not have a material effect on our liquidity as alternative sources of liquidity are available.

(4)
We have two unsecured letter of credit facilities with third party financial institutions totaling $200 million at March 31, 2019. On May 6, 2019, we entered into a new unsecured letter of credit facility which increased the total capacity available to us by approximately $100 million.

(5)	Includes $136 million and $52 million of margin deposits posted with us by our counterparties at March 31, 2019 and December 31, 2018, respectively.

Liquidity was approximately $1.75 billion as of March 31, 2019. Cash, cash equivalents and restricted cash increased by $112 million during the first quarter of 2019, due largely to an increase in cash provided by operating activities, partially offset by an increase in cash used in investing activities and a decrease in cash provided by financing activities, as further detailed below.

Table 3: Cash Flow Activities (in millions)

	Three Months Ended March 31,
	2019	2018
Beginning cash, cash equivalents and restricted cash	$406	$443
Net cash provided by (used in):
Operating activities	241	(115)
Investing activities	(152)	(115)
Financing activities	23	158
Net increase (decrease) in cash, cash equivalents and restricted cash	112	(72)
Ending cash, cash equivalents and restricted cash	$518	$371

Cash provided by operating activities in the first quarter of 2019 was $241 million compared to cash used in operating activities of $115 million in the prior year period. The period-over-period increase was primarily due to higher income from operations, adjusted for non-cash items, that resulted largely from an increase in Commodity Margin, as previously discussed, and from a decrease in operating and maintenance expense and general and other administrative expense driven primarily by merger-related costs in the first quarter of 2018 that did not recur in the current year period. In addition, cash provided by operating activities also increased as a result of a decrease in working capital employed, which was primarily driven by lower period-over-period margin posting requirements.

Cash used in investing activities was $152 million during the first quarter of 2019 compared to $115 million in the prior year period. The increase was primarily related to higher capital expenditures on construction projects incurred in the first quarter of 2019 compared to the prior year period.

Calpine Reports First Quarter 2019 Results
May 10, 2019

Cash provided by financing activities was $23 million during the first quarter of 2019, primarily related to net borrowings under our Corporate Revolving Facility, partially offset by repurchases of our Senior Unsecured Notes and scheduled repayments of our debt.
Portfolio Management
On April 8, 2019, we, through our indirect, wholly owned subsidiaries Calpine Holdings, LLC and Calpine Northbrook Project Holdings, LLC, entered into agreement with Cobalt Power, L.L.C., to sell 100% of our ownership interests in Garrison Energy Center LLC (“Garrison”) and RockGen Energy LLC (“RockGen”) for approximately $360 million, subject to certain working capital adjustments and the execution of contracts. Garrison is an indirect, wholly owned subsidiary that owns the Garrison Energy Center, a 309 MW natural gas-fired, combined-cycle power plant located in Dover, Delaware, and RockGen is an indirect, wholly owned subsidiary that owns the RockGen Energy Center, a 503 MW natural gas-fired, simple-cycle power plant located in Christiana, Wisconsin. We expect the sale, which is subject to regulatory approvals, to close in the third quarter of 2019 and we will use the sale proceeds for our capital allocation activities and general corporate purposes.
At March 31, 2019, we have reclassified the assets and liabilities of Garrison Energy Center and RockGen Energy Center, which are part of our East segment, to current assets and liabilities held for sale on our Consolidated Condensed Balance Sheet, consisting primarily of property, plant and equipment, net, and finance leases, respectively, and recorded an immaterial adjustment to the carrying value to reflect fair value less cost to sell.
Balance Sheet Management
During the first quarter of 2019, we repurchased $48 million in aggregate principal of our Senior Unsecured Notes for $44 million. In connection with the repurchases, we recorded approximately $4 million in gain on extinguishment of debt. Since the fourth quarter of 2018, we have cumulatively repurchased $438 million in aggregate principal of our Senior Unsecured Notes for $399 million.
On April 5, 2019, we entered into a $950 million first lien senior secured term loan (“2026 First Lien Term Loan”), which bears interest at LIBOR plus 2.75% per annum (with a 0% LIBOR floor) and matures on April 5, 2026. An aggregate amount equal to 0.25% of the aggregate principal amount of the 2026 First Lien Term Loan is payable at the end of each quarter with the remaining balance payable on the maturity date. We paid an upfront fee of an amount equal to 1.0% of the aggregate principal amount of the 2026 First Lien Term Loan, which is structured as original issue discount and expect to record approximately $7 million in debt issuance costs during the second quarter of 2019 related to the issuance of our 2026 First Lien Term Loan. The 2026 First Lien Term Loan contains substantially similar covenants, qualifications, exceptions and limitations as our First Lien Term Loans and First Lien Notes. We used the proceeds from our 2026 First Lien Term Loan to repay our 2019 First Lien Term Loan and a portion of our 2023 First Lien Term Loans with a maturity date in January 2023 and expect to record approximately $3 million in loss on extinguishment of debt during the second quarter of 2019 associated with the repayment.
Also on April 5, 2019, we amended our Corporate Revolving Facility to increase the capacity by approximately $330 million from $1.69 billion to approximately $2.02 billion.
PG&E Bankruptcy
On January 29, 2019, PG&E and PG&E Corporation each filed voluntary petitions for relief under Chapter 11. We currently have several power plants that provide energy and energy-related products to PG&E under PPAs, many of which have PG&E collateral posting requirements. Since the bankruptcy filing, we have received all material payments under the PPAs, either directly or through the application of collateral. We also currently have numerous other agreements with PG&E related to the operation of our power plants in Northern California, under which PG&E has continued to provide service since its bankruptcy filing. We cannot predict the ultimate outcome of this matter and continue to monitor the bankruptcy proceedings.

Calpine Reports First Quarter 2019 Results
May 10, 2019

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 80 power plants in operation or under construction represents more than 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 24 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, will be filed with the Securities and Exchange Commission (SEC) and will be available on the SEC’s website at www.sec.gov.

Calpine Reports First Quarter 2019 Results
May 10, 2019

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and extent to which we hedge risks;

•
Laws, regulations and market rules in the wholesale and retail markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Notes, First Lien Term Loans, Corporate Revolving Facility, CCFC Term Loan and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Extensive competition in our wholesale and retail business, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, lower prices and other incentives offered by retail competitors, and risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts, wildfires and floods, acts of terrorism or cyber attacks that may affect our power plants or the markets our power plants or retail operations serve and our corporate offices;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions or if a significant customer were to seek bankruptcy protection under Chapter 11;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports First Quarter 2019 Results
May 10, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(in millions)
Operating revenues:
Commodity revenue	$2,538	$2,396
Mark-to-market gain (loss)	56	(391)
Other revenue	5	4
Operating revenues	2,599	2,009
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,758	1,790
Mark-to-market (gain) loss	10	(20)
Fuel and purchased energy expense	1,768	1,770
Operating and maintenance expense	239	275
Depreciation and amortization expense	174	201
General and other administrative expense	32	60
Other operating expenses	34	37
Total operating expenses	2,247	2,343
(Income) from unconsolidated subsidiaries	(6)	(6)
Income (loss) from operations	358	(328)
Interest expense	149	151
Gain on extinguishment of debt	(4)	—
Other (income) expense, net	23	7
Income (loss) before income taxes	190	(486)
Income tax expense	10	108
Net income (loss)	180	(594)
Net income attributable to the noncontrolling interest	(5)	(4)
Net income (loss) attributable to Calpine	$175	$(598)

Calpine Reports First Quarter 2019 Results
May 10, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2019	2018
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$184	$205
Accounts receivable, net of allowance of $6 and $9	794	1,022
Inventories	515	525
Margin deposits and other prepaid expense	380	315
Restricted cash, current	265	167
Derivative assets, current	136	142
Current assets held for sale	372	—
Other current assets	51	43
Total current assets	2,697	2,419
Property, plant and equipment, net	12,048	12,442
Restricted cash, net of current portion	69	34
Investments in unconsolidated subsidiaries	67	76
Long-term derivative assets	165	160
Goodwill	242	242
Intangible assets, net	391	412
Other assets	472	277
Total assets	$16,151	$16,062
LIABILITIES & STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$720	$958
Accrued interest payable	120	96
Debt, current portion	258	637
Derivative liabilities, current	224	303
Current liabilitites held for sale	25	—
Other current liabilities	518	489
Total current liabilities	1,865	2,483
Debt, net of current portion	10,533	10,148
Long-term derivative liabilities	113	140
Other long-term liabilities	427	235
Total liabilities	12,938	13,006

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.001 par value per share; authorized 5,000 shares, 105.2 shares issued and outstanding	—	—
Additional paid-in capital	9,584	9,582
Accumulated deficit	(6,367)	(6,542)
Accumulated other comprehensive loss	(100)	(77)
Total Calpine stockholder’s equity	3,117	2,963
Noncontrolling interest	96	93
Total stockholder’s equity	3,213	3,056
Total liabilities and stockholder’s equity	$16,151	$16,062

Calpine Reports First Quarter 2019 Results
May 10, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(in millions)
Cash flows from operating activities:
Net income (loss)	$180	$(594)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization(1)	199	223
Gain on extinguishment of debt	(4)	—
Deferred income taxes	7	69
Mark-to-market activity, net	(45)	369
(Income) from unconsolidated subsidiaries	(6)	(6)
Return on investments from unconsolidated subsidiaries	11	3
Stock-based compensation expense	—	57
Other	19	6
Change in operating assets and liabilities:
Accounts receivable	228	164
Accounts payable	(229)	(77)
Margin deposits and other prepaid expense	(65)	(72)
Other assets and liabilities, net	27	(107)
Derivative instruments, net	(81)	(150)
Net cash provided by (used in) operating activities	241	(115)
Cash flows from investing activities:
Purchases of property, plant and equipment	(143)	(114)
Other	(9)	(1)
Net cash used in investing activities	(152)	(115)
Cash flows from financing activities:
Repayment of CCFC Term Loan and First Lien Term Loans	(10)	(10)
Repurchases of Senior Unsecured Notes	(44)	—
Borrowings under Corporate Revolving Facility	170	325
Repayments of Corporate Revolving Facility	(50)	—
Repayments of project financing, notes payable and other	(43)	(43)
Distribution to noncontrolling interest holder	—	(2)
Financing costs	—	(6)
Stock repurchases	—	(79)
Shares repurchased for tax withholding on stock-based awards	—	(7)
Dividends paid(2)	—	(20)
Net cash provided by financing activities	23	158
Net increase (decrease) in cash, cash equivalents and restricted cash	112	(72)
Cash, cash equivalents and restricted cash, beginning of period	406	443
Cash, cash equivalents and restricted cash, end of period(3)	$518	$371

Calpine Reports First Quarter 2019 Results
May 10, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(in millions)
Cash paid during the period for:
Interest, net of amounts capitalized	$115	$110
Income taxes	$—	$4

Supplemental disclosure of non-cash investing and financing activities:
Change in capital expenditures included in account payable	$13	$(6)
Plant tax settlement offset in prepaid assets	$(4)	$—
Asset retirement obligation adjustment offset in operating activities	$(13)	$—
Garrison Energy Center and RockGen Energy Center property, plant and equipment, net, classified as current assets held for sale	$(363)	$—
Garrison Energy Center capital lease liability classified as current liabilities held for sale	$22	$—
____________

(1)
Includes amortization recorded in Commodity revenue and Commodity expense associated with intangible assets and amortization recorded in interest expense associated with debt issuance costs and discounts.

(2)
On March 8, 2018, we completed a merger with an affiliate of Energy Capital Partners and a consortium of other investors. Subsequent to this transaction, we paid certain merger-related costs incurred by CPN Management, LP, our direct parent.

(3)	Our cash and cash equivalents, restricted cash, current, and restricted cash, net of current portion, are stated as separate line items on our Consolidated Condensed Balance Sheets.

Calpine Reports First Quarter 2019 Results
May 10, 2019

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying first quarter 2019 earnings release contains non-GAAP financial measures. Commodity Margin, Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are non-GAAP financial measures that we use as measures of our performance and liquidity. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and liquidity, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Commodity Margin includes revenues recognized on our wholesale and retail power sales activity, electric capacity sales, renewable energy credit sales, steam sales, realized settlements associated with our marketing, hedging, optimization and trading activity less costs from our fuel and purchased energy expenses, commodity transmission and transportation expenses, environmental compliance expenses and ancillary retail expense. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure of profit reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Free Cash Flow represents cash flows from operating activities including the effects of maintenance capital expenditures, adjustments to reflect the Adjusted Free Cash Flow from unconsolidated investments and to exclude the noncontrolling interest and other miscellaneous adjustments such as the effect of changes in working capital. Adjusted Unlevered Free Cash Flow is calculated on the same basis as Adjusted Free Cash Flow but excludes the effect of cash interest, net, and operating lease payments, thus capturing the performance of our business independent of its capital structure. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are presented because we believe they are useful measures of liquidity to assist in comparing financial results from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and in communications with our Board of Directors, owners, creditors, analysts and investors concerning our financial results. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are liquidity measures and are not intended to represent cash flows from operations, the most directly comparable U.S. GAAP measure, and are not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports First Quarter 2019 Results
May 10, 2019

Adjusted Unlevered Free Cash Flow Reconciliation

In the following table, we have reconciled our cash flows from operating activities to our Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow for the three months ended March 31, 2019 and 2018 (in millions).

	Three Months Ended March 31,
	2019	2018
Net cash provided by (used in) operating activities	$241	$(115)
Add:
Maintenance capital expenditures(1)	(97)	(106)
Tax differences	3	35
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	(7)	1
Capitalized corporate interest	(7)	(7)
Changes in working capital	120	242
Amortization of acquired derivative contracts	6	6
Other(2)	5	19
Adjusted Free Cash Flow	$264	$75
Add:
Cash interest, net(3)	149	157
Operating lease payments	6	6
Adjusted Unlevered Free Cash Flow	$419	$238

Net cash used in investing activities	$(152)	$(115)
Net cash provided by financing activities	$23	$158

Supplemental disclosure of cash activities:
Major maintenance expense and maintenance capital expenditures(4)	$125	$138
Cash taxes	$—	$4
_________

(1)	Maintenance capital expenditures exclude major construction and development projects.

(2)	Other primarily represents miscellaneous items excluded from Adjusted Free Cash Flow that are included in cash flow from operations.

(3)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(4)
Includes $28 million and $32 million in major maintenance expense for the three months ended March 31, 2019 and 2018, respectively, and $97 million and $106 million in maintenance capital expenditures for the three months ended March 31, 2019 and 2018, respectively.

Calpine Reports First Quarter 2019 Results
May 10, 2019

Commodity Margin Reconciliation

The following tables reconcile income (loss) from operations to Commodity Margin for the three months ended March 31, 2019 and 2018 (in millions):

	Three Months Ended March 31, 2019
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$150	$82	$142	$(16)	$—	$358
Add:
Operating and maintenance expense	81	65	67	34	(8)	239
Depreciation and amortization expense	73	45	43	13	—	174
General and other administrative expense	7	12	9	4	—	32
Other operating expenses	9	2	23	—	—	34
(Income) from unconsolidated subsidiaries	—	—	(6)	—	—	(6)
Less: Mark-to-market commodity activity, net and other(1)	56	44	13	(53)	(8)	52
Commodity Margin	$264	$162	$265	$88	$—	$779

	Three Months Ended March 31, 2018
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$11	$(578)	$92	$148	$(1)	$(328)
Add:
Operating and maintenance expense	90	80	71	40	(6)	275
Depreciation and amortization expense	67	76	45	13	—	201
General and other administrative expense	16	25	15	4	—	60
Other operating expenses	14	16	7	—	—	37
(Income) from unconsolidated subsidiaries	—	—	(6)	—	—	(6)
Less: Mark-to-market commodity activity, net and other(1)	13	(547)	40	128	(7)	(373)
Commodity Margin	$185	$166	$184	$77	$—	$612
_________

(1)	Includes $(16) million and $(16) million of lease levelization and $21 million and $28 million of amortization expense for the three months ended March 31, 2019 and 2018, respectively.

Calpine Reports First Quarter 2019 Results
May 10, 2019

OPERATING PERFORMANCE METRICS
The table below shows the operating performance metrics for the periods presented:

	Three Months Ended March 31,
	2019	2018
Total MWh generated (in thousands)(1)(2)	22,101	20,800
West	6,769	5,109
Texas	10,216	9,647
East	5,116	6,044

Average availability(2)	88.1%	87.6%
West	91.1%	87.1%
Texas	82.6%	85.1%
East	91.5%	90.6%

Average capacity factor, excluding peakers	45.8%	43.0%
West	45.4%	33.5%
Texas	53.4%	50.5%
East	36.0%	41.1%

Steam adjusted heat rate (Btu/kWh)(2)	7,274	7,325
West	7,325	7,215
Texas	7,071	7,118
East	7,629	7,729
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.